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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-56764) pertaining to the 1992 Stock Option Plan, 1992 Director Stock Option Plan, Employee Stock Purchase Plan and Employee Stock Ownership Plan, the Registration Statement (Form S-8 No. 333-03583) pertaining to the Patterson Dental Company Capital Accumulation Plan of Patterson Dental Company and the Registration Statement on Form S-3 (No. 333-19951) of our reports dated May 22, 1997, with respect to the consolidated financial statements and the financial statement schedule included in this Annual Report (Form 10-K) of Patterson Dental Company for the year ended April 26, 1997.



                                                /s/  Ernst & Young LLP


Minneapolis, Minnesota
July 23, 1997